FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
Jefferies Financial Group Inc. (NYSE: JEF)
January 8, 2024
Jefferies Announces Fourth Quarter 2023 Financial Results

Q4 Financial Highlights
•Net earnings attributable to common shareholders of $66 million, or $0.29 per diluted common share
•Annualized return on adjusted tangible equity1 of 3.8%
•Net revenues of $1.20 billion
➢    Investment Banking net revenues of $577 million
➢ Capital Markets net revenues of $481 million
➢ Asset Management net revenues (before allocated net interest4) of $155 million
➢ Please refer to the just-released Jefferies Financial Group Annual Letter from our CEO and President for broader perspective on 2023, as well as our strategy and outlook
•At November 30, 2023, we had 210.6 million common shares outstanding and 252.4 million shares outstanding on a fully diluted basis2. Our book value per common share was $46.10 and tangible book value per fully diluted share3 was $30.82 at November 30, 2023
•Our Board of Directors has increased our share buyback authorization back to a total of $250 million
"2023 was a transition year in the economy, in capital markets, in our industry and at Jefferies. It was accompanied by the challenges and sadness of geopolitical turmoil. In the face of this, Jefferies performed reasonably well and eked out a modest return on equity during what we believe to be the bottom of the current cycle.
"For Jefferies, the pain of this transition was felt primarily in Investment Banking, where curtailed new capital markets issuance was compounded by a dampening of merger and acquisition activity among our corporate and sponsor clients. Fortunately, our Equities, Fixed Income and Asset Management businesses performed well despite uncertainty, turmoil and volatility.
"We are hopeful that 2023's results will represent a trough year and, as such, it wasn't too bad. Our total net revenues of $4.7 billion and net income attributable to common shareholders of $263 million, or a 3.7% return on tangible equity, are an acceptable showing at the bottom of the cycle, even though they are far from our goals or long-term expectations. Our Investment Banking net revenues were $2.3 billion, and our Equities and Fixed Income revenues were $2.2 billion, while our Asset Management and Other net revenues totaled about $200 million. These results pale in comparison to the heady period of 2020-21 that represented the height of free money and strong stimulus. We did remind everyone at the time that those results were unique and reflected that passing moment, rather than our new run rate. However, if you go back to 2019, which is more indicative of the last "normal" year in our industry, our current results compare strongly with Investment Banking net revenues of $1.6 billion in 2019 and Equities and Fixed Income net revenues of $1.5 billion.
"Our goal (not guidance) is for our investments and progress of the last several years to position us to eventually achieve the level of results we achieved during the unique period of free money and strong stimulus, but on a durable basis, without relying on excessive "froth" in the system. We have our work cut out to achieve this, but that is the direction and objective we are all driving toward.
"Returning capital to shareholders remains one of our overriding priorities. In 2023, we returned an aggregate of $986 million to common shareholders in the form of $816 million in dividends (inclusive of the Vitesse spin-off) and the repurchase of 5 million shares for a total of $169 million, or $34.66 per share repurchased.

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"We have returned $6 billion in total capital to shareholders over the last six years, representing over 78% of tangible book value at January 1, 2018. 252 million fully diluted shares remain outstanding today versus 373 million six years ago.
"We are appreciative of our recent upgrade to BBB+ by Fitch and will constantly strive to improve in this important fundamental measure with the three major ratings agencies.
"With the ongoing wind down of our legacy merchant banking portfolio, as well as our expectation of better results over the next several years, we expect Jefferies to continue to return capital to shareholders through cash dividends and share repurchases.
"While we made some profit and were vigilant on our risk during this complicated year, we are most proud of our team, who focused on our clients and enabled us to aggressively and strategically expand our capabilities. We are able to play strong offense in downturns because we have had a multi-decade consistent strategy and a culture that encourages this contrarian approach. It is one thing to make it through a transition year(s) intact. It is entirely another to come through such a period with a significantly enhanced market position, broader geographic reach, a credit rating upgrade, enhanced human capital, and an even stronger brand—all of which Jefferies achieved in 2023.
"We have pursued our investment in talent on a global basis, as we have expanded throughout Europe, Asia-Pacific, South America, Canada, and the Middle East, as well as in the United States. While our recruiting efforts have largely been in Investment Banking, we have also hired incremental talent in Equities, Fixed Income, Research, Alternative Asset Management and Support.
"Specifically, over the last three years, we have added from other firms and through internal promotion 182 Investment Banking Managing Directors, bringing our total senior team to 344 MDs as of December 1, 2023 (and 364 today), which over the three years is up 61% overall, 48% in the Americas, 78% in Europe and the Middle East, and 150% in Asia-Pacific.
"We certainly do not want to jinx ourselves, and we never provide guidance given the complicated world in which we operate, but the two of us could not be more excited to enter 2024 to experience what we can accomplish as a global team. In our combined 55+ years at Jefferies, we have never seen our Firm better positioned, and we have a straightforward path for our unique global franchise to deliver excellent long-term total returns to our shareholders, with lower-risk Investment Banking revenue driving our growth, a diversified sales, trading and research platform serving our clients and the foundation of a strong alternative asset management business. Critically important, our front-office effort is complemented by a solid and experienced Support team. It is impossible to estimate with clarity when our opportunity will fully normalize, but it always does, and we are ready! Given the Fed’s statement in December, it may even be sooner than we had expected."
Richard Handler, CEO, and Brian Friedman, President

Quarterly Cash Dividend
The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.30 per Jefferies common share, payable on February 27, 2024 to record holders of Jefferies common shares on February 16, 2024.

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Financial Summary

(Dollars in thousands, except per share amounts)	Three Months Ended November 30,			Twelve Months Ended November 30,
	2023	2022[14,15]	% Change	2023	2022[14,15]	% Change
Net revenues:
Investment Banking and Capital Markets	$1,057,997	$1,052,594	1%	$4,504,379	$4,741,261	(5)%
Asset Management	140,646	389,068	(64)%	188,345	1,243,491	(85)%
Other	(1,437)	(3,580)	(60)%	7,693	(5,914)	N/M
Net revenues	1,197,206	1,438,082	(17)%	4,700,417	5,978,838	(21)%
Net earnings before income taxes	87,261	194,840	(55)%	354,269	1,055,562	(66)%
Income tax expense	16,828	53,903	(69)%	91,881	273,852	(66)%
Net earnings	70,433	140,937	(50)%	262,388	781,710	(66)%
Net losses attributable to noncontrolling interests	(1,506)	(1,280)	18%	(14,846)	(2,397)	519%
Net losses attributable to redeemable noncontrolling interests	—	(101)	(100)%	(454)	(1,342)	(66)%
Preferred stock dividends	6,300	2,070	204%	14,616	8,281	77%
Net earnings attributable to Jefferies Financial Group Inc. common shareholders	$65,639	$140,248	(53)%	$263,072	$777,168	(66)%
Earnings per common share:
Basic	$0.30	$0.58	(48)%	$1.12	$3.13	(64)%
Diluted	$0.29	$0.57	(49)%	$1.10	$3.06	(64)%
Weighted average common shares	220,441	239,312		232,609	247,378
Weighted average diluted common shares	224,584	248,338		236,620	255,571
Annualized return on adjusted tangible equity[1]	3.8%	7.2%		3.7%	10.3%

N/M — Not Meaningful

Highlights

Three Months Ended November 30, 2023	Twelve Months Ended November 30, 2023

•Net earnings attributable to common shareholders of $66 million, or $0.29 per diluted share.
•We had 210.6 million shares outstanding and 252.4 million shares outstanding on a fully diluted basis[2] at November 30, 2023. Our book value per common share was $46.10 and tangible book value per fully diluted share[3] was $30.82 at November 30, 2023.
•Our Board of Directors has increased our share buyback authorization back to a total of $250 million.
•Effective tax rate of 19.3%.

•Net earnings attributable to common shareholders of $263.1 million, or $1.10 per diluted share.
•Repurchased 4.9 million shares of common stock for $169 million, at an average price of $34.66 per share, including 2.1 million shares of common stock in the open market for $65 million under our current Board of Directors authorization and 2.8 million shares of common stock for $104 million in connection with net-share settlements related to our equity compensation plans.
•Effective tax rate of 25.9%.

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Three Months Ended November 30, 2023	Twelve Months Ended November 30, 2023
Investment Banking and Capital Markets	Investment Banking and Capital Markets
•Investment Banking net revenues of $577 million were modestly higher than the prior year period driven by solid performance in equity and debt underwriting offset by weakness in Advisory.
•Underwriting net revenues of $262 million increased from the same quarter last year as equity markets had periods of strength and inflationary and interest rate concerns stabilized leading to a more active market. Advisory net revenues were lower than the same quarter last year consistent with a decline in global mergers and acquisitions volume.
•Capital Markets net revenues of $481 million were slightly lower compared to the prior year quarter primarily due to a decline in Fixed Income net revenues largely offset by stronger performance in Equities attributable to more favorable trading opportunities and increased volumes.

•Investment Banking net revenues were $2.29 billion as fewer merger and acquisition transactions were completed and lower average fees were earned per completed transaction.
•Advisory net revenues of $1.20 billion and equity and debt underwriting net revenues of $970 million were lower than last year consistent with a decline in industry-wide activity.
•Capital Markets net revenues of $2.22 billion were higher compared to the prior year period primarily driven by favorable results on stronger Fixed Income's performance attributable to more stable market conditions. In addition, losses in our CMBS business were meaningfully reduced from the prior year as interest rates were more stable relative to the rapid rise in rates in the prior year. Equities net revenues were higher based on stronger results in our convertibles, U.S. cash equity and equity ETF businesses, partially offset by lower securities finance net revenues.

Asset Management	Asset Management
•Asset Management net revenues of $141 million were significantly lower than the prior year period driven by a substantial decline from merchant banking net revenues largely attributable to the spin-off of Vitesse Energy in January 2023, as the results of those operations are no longer included in our results. Investment return net revenues were solid driven by improved performance across multiple investment strategies and funds. Additionally, Investment return net revenues for the prior year period includes a gain of $175.1 million related to the sale of our interests in Oak Hill.

•Asset Management net revenues were $188 million, significantly lower than the period year period as the result of operations of Idaho Timber and Vitesse Energy are no longer included in the full period's results with their sale and spin-off, respectively, in August 2022 and January 2023. Investment return net revenues were solid driven by improved performance across multiple investment strategies and funds. Additionally, Investment return net revenues for the prior year period includes a meaningful gain on sale of $175.1 million related to the divestiture of Oak Hill which was not repeated in 2023.

* * * *

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Amounts herein pertaining to November 30, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the year ended November 30, 2023 will be provided upon filing our Annual Report on Form 10-K with the SEC, which we expect to file on or about January 26, 2024.
This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

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Selected Financial Information

(Amounts in Thousands) (Unaudited)	Quarter Ended
	November 30, 2023	August 31, 2023[15]	November 30, 2022[14,15]
Net revenues by source:
Advisory	$312,310	$335,271	$381,411
Equity underwriting	132,158	154,211	109,440
Debt underwriting	129,436	110,708	61,731
Total underwriting	261,594	264,919	171,171
Other investment banking	2,842	44,453	9,994
Total Investment Banking	576,746	644,643	562,576
Equities	271,477	268,015	249,212
Fixed income	209,774	255,573	240,806
Total Capital Markets	481,251	523,588	490,018
Total Investment Banking and Capital Markets Net revenues[5]	1,057,997	1,168,231	1,052,594
Asset management fees and revenues[6]	18,695	16,358	13,440
Investment return[4]	62,892	31,658	156,613
Merchant banking, inclusive of net interest	73,627	(25,145)	230,974
Allocated net interest[4]	(14,568)	(12,728)	(11,959)
Total Asset Management Net revenues	140,646	10,143	389,068
Other	(1,437)	3,735	(3,580)
Total Net revenues by source	$1,197,206	$1,182,109	$1,438,082

Non-interest expenses:
Compensation and benefits	$612,287	$644,059	$659,121
Floor brokerage and clearing fees	98,410	91,226	85,143
Underwriting costs	19,829	14,877	9,076
Technology and communications	122,128	122,579	114,957
Occupancy and equipment rental	26,630	27,711	28,420
Business development	55,649	41,467	42,610
Professional services	70,875	64,897	71,042
Depreciation and amortization	28,311	25,288	43,471
Cost of sales	23,287	1,618	91,281
Other	52,539	57,316	98,121
Total Non-interest expenses	$1,109,945	$1,091,038	$1,243,242

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(Amounts in Thousands) (Unaudited)	Twelve Months Ended November 30,
	2023	2022[14,15]
Net revenues by source:
Advisory	$1,198,916	$1,778,003
Equity underwriting	560,243	538,947
Debt underwriting	410,208	490,873
Total underwriting	970,451	1,029,820
Other investment banking	118,799	78,882
Total Investment Banking	2,288,166	2,886,705
Equities	1,123,477	1,054,064
Fixed income	1,092,736	800,492
Total Capital Markets	2,216,213	1,854,556
Total Investment Banking and Capital Markets Net revenues[5]	4,504,379	4,741,261
Asset management fees and revenues[6]	93,678	89,127
Investment return[4]	154,461	156,594
Merchant banking, inclusive of net interest	(10,275)	1,052,199
Allocated net interest[4]	(49,519)	(54,429)
Total Asset Management Net revenues	188,345	1,243,491
Other	7,693	(5,914)
Total Net revenues by source	$4,700,417	$5,978,838

Non-interest expenses:
Compensation and benefits	$2,535,272	$2,589,044
Floor brokerage and clearing fees	366,702	347,805
Underwriting costs	61,082	42,067
Technology and communications	477,028	444,011
Occupancy and equipment rental	106,051	108,001
Business development	177,541	150,500
Professional services	266,447	240,978
Depreciation and amortization	112,201	172,902
Cost of sales	29,435	440,837
Other	214,389	387,131
Total Non-interest expenses	$4,346,148	$4,923,276

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Financial Data and Metrics

(Unaudited)	Quarter Ended
	November 30, 2023	August 31, 2023	November 30, 2022
Other Data:
Number of trading days	63	64	63
Number of trading loss days[7]	7	6	3
Average VaR (in millions)[8]	$12.36	$13.87	$10.62

		Twelve Months Ended November 30,
		2023	2022
Other Data:
Number of trading days		251	252
Number of trading loss days[7]		26	30
Average VaR (in millions)[8]		$13.57	$11.04

(Amounts in Millions, Except Other Data) (Unaudited)	Quarter Ended
	November 30, 2023	August 31, 2023	November 30, 2022
Financial position[9]:
Total assets	$57,905	$56,045	$51,058
Total assets less goodwill and intangible assets for the period	55,860	54,173	49,182
Cash and cash equivalents	8,526	8,817	9,703
Financial instruments owned	21,747	22,805	18,666
Level 3 financial instruments owned[10]	681	918	791
Goodwill and intangible assets	2,045	1,872	1,876
Total equity	9,802	9,765	10,295
Total shareholders' equity	9,710	9,699	10,233
Tangible shareholders' equity[11]	7,665	7,827	8,357
Other data and financial ratios:
Leverage ratio[9,12]	5.9	5.7	5.0
Tangible gross leverage ratio[9,13]	7.3	6.9	5.9
Number of employees, at period end[16]	7,564	5,505	5,381
Number of employees excluding OpNet and Stratos, at period end	5,661	5,505	5,381

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Components of Numerators and Denominators for Earnings Per Common Share

The numerators and denominators used to calculate basic and diluted earnings per common share are as follows (in thousands):

	Three Months Ended November 30, 2023	Twelve Months Ended November 30, 2023
Numerator for earnings per common share:
Net earnings attributable to Jefferies Financial Group Inc.	$71,938	$275,672
Allocation of earnings to participating securities	(6,389)	(14,729)
Net earnings attributable to Jefferies Financial Group Inc. common shareholders for basic earnings per share	65,549	260,943
Net earnings attributable to Jefferies Financial Group Inc. common shareholders for diluted earnings per share	65,549	260,943

Denominator for earnings per common share:
Weighted average common shares outstanding	210,505	222,325
Weighted average shares of restricted stock outstanding with future service required	(1,907)	(1,920)
Weighted average restricted stock units outstanding with no future service required	11,843	12,204
Denominator for basic earnings per common share – weighted average shares	220,441	232,609
Stock options and other share-based awards	2,224	2,085
Senior executive compensation plan restricted stock unit awards	1,919	1,926
Denominator for diluted earnings per common share	224,584	236,620

Earnings per common share:
Basic	$0.30	$1.12
Diluted	$0.29	$1.10

Notes
1.Annualized return on adjusted tangible equity (a non-GAAP financial measure) is defined as annualized adjusted net earnings (a non-GAAP financial measure) divided by our beginning of period adjusted tangible shareholders' equity (a non-GAAP financial measure). Refer to schedule on page 11 for a reconciliation to U.S. GAAP amounts.
2.Common shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus restricted stock units, stock options and other shares. Refer to schedule on page 12 for a reconciliation to U.S. GAAP amounts.
3.Tangible book value per fully diluted common share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by common shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page 12 for a reconciliation to U.S. GAAP amounts.
4.Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods. Refer to Selected Financial Information on page 6.
5.Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.
6.Asset management fees and revenues include management and performance fees from funds and accounts managed by us as well as our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.
7.Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments, excluding merchant banking.

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8.VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2023.
9.Amounts pertaining to November 30, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised in our Annual Report on Form 10-K for the year ended November 30, 2023.
10.Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.
11.Tangible shareholders' equity (a non-GAAP financial measure) is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible equity, making these ratios meaningful for investors.
12.Leverage ratio equals total assets divided by total equity.
13.Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and intangible assets divided by tangible equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.
14.On November 1, 2022, we completed our merger with Jefferies Group LLC. In connection with the merger, we transferred our legacy merchant banking investments to our Investment Banking and Capital Markets or Asset Management segment and reorganized the presentation of our segments and Net revenues to align with the way we are now managing our business. In addition, we have reclassified the presentation of certain line items within our Net revenues by source to streamline our financial statements to better align the presentation of our firm with the strategy of building our investment banking and capital markets and asset management businesses as we continue to reduce our legacy merchant banking portfolio. Historical periods have been recast to conform to these reclassification and presentation changes.
15.During the third quarter of 2023, we refined our allocated net interest methodology to better reflect net interest expense across our business units based on use of capital. As a result, the presentation of Net revenues and Net revenues by source for historical periods have been recast to conform with the revised methodology.
16.Number of employees at November 30, 2023 include OpNet S.p.A ("OpNet") and Stratos Group International, LLC ("Stratos") (formerly FXCM Group, LLC), which were consolidated during the fourth quarter of 2023.

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Non-GAAP Reconciliations
The following tables reconcile our non-GAAP financial measures to their respective U.S. GAAP financial measures. Management believes such non-GAAP financial measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.
Annualized Return on Adjusted Tangible Equity Reconciliation
The table below reconciles our Net earnings attributable to common shareholders to adjusted net earnings and our Shareholders' equity to adjusted tangible shareholders' equity (in thousands):

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2023	2022	2023	2022
Net earnings attributable to Jefferies Financial Group Inc. common shareholders (GAAP)	$65,639	$140,248	$263,072	$777,168
Intangible amortization and impairment expense, net of tax	1,939	1,742	6,638	8,100
Adjusted net earnings (non-GAAP)	$67,578	$141,990	$269,710	$785,268
Annualized adjusted net earnings (non-GAAP)	$270,312	$567,960	$269,710	$785,268
	August 31,		November 30,
	2023	2022	2022	2021
Shareholders' equity (GAAP)	$9,698,847	$10,292,531	$10,232,845	$10,553,755
Less: Intangible assets, net and goodwill	(1,872,144)	(1,874,435)	(1,875,576)	(1,897,500)
Less: Deferred tax asset	(573,630)	(398,397)	(387,862)	(327,547)
Less: Weighted average impact of dividends and share repurchases	(50,727)	(115,869)	(732,517)	(670,949)
Adjusted tangible shareholders' equity (non-GAAP)	$7,202,346	$7,903,830	$7,236,890	$7,657,759
Annualized return on adjusted tangible equity (non-GAAP)	3.8%	7.2%	3.7%	10.3%

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Adjusted Tangible Book Value and Fully Diluted Shares Outstanding GAAP Reconciliation

The table below reconciles our book value (shareholders' equity) to adjusted tangible book value and our common shares outstanding to fully diluted shares outstanding (in thousands, except per share amounts):

November 30, 2023
Book value (GAAP)	$9,709,827
Stock options(1)	114,939
Intangible assets, net and goodwill	(2,044,776)
Adjusted tangible book value (non-GAAP)	$7,779,990
Common shares outstanding (GAAP)	210,627
Preferred shares	21,000
Restricted stock units ("RSUs")	14,352
Stock options(1)	5,065
Other	1,365
Fully diluted shares outstanding (non-GAAP)(2)	252,409
Book value per common share outstanding	$46.10
Tangible book value per fully diluted share outstanding (non-GAAP)	$30.82

(1)
Stock options added to book value are equal to the total number of stock options outstanding as of November 30, 2023 of 5.1 million multiplied by the weighted average exercise price of $22.69 on November 30, 2023. Stock options added to fully diluted shares are equal to the total stock options outstanding on November 30, 2023.

(2)
Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options and the impact of mandatorily convertible preferred shares if-converted to common shares.

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